Exhibit 99.1

           WILD OATS MARKETS, INC. REPORTS THIRD QUARTER 2006 RESULTS

    BOULDER, Colo., Nov. 7 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the third quarter and nine months ended September 30, 2006.

    Highlights - Third Quarter Results:

    *  The Company reported a 4.8 percent net sales increase to $291.8 million.
    * Comparable store sales increased 1.6 percent on top of a challenging 6.1 percent same-store sales result in the third quarter of 2005.
    * Store contribution increased 100 basis points to 5.8 percent of sales compared with 4.8 percent of sales last year.
    * Net income was $0.10 per diluted share versus break-even in the third quarter of 2005.
    * Adjusted EBITDA was up 43.4 percent to $11.9 million, or 4.1 percent of sales, from $8.3 million, or 3.0 percent of sales, last year.
    * Wild Oats opened one new Capers Community Market in Vancouver, B.C. in the quarter and, thus far in the fourth quarter has opened a new Henry's store in Oceanside, Calif. The Company also completed the major remodeling of two stores in the quarter.

    Financial Results

    Net sales in the third quarter of 2006 were $291.8 million, up 4.8 percent compared with $278.5 million in the third quarter of 2005. The sales gain was largely driven by new stores as the Company grew its total square footage by 2.2 percent year-over-year to 2.61 million square feet as of the end of the quarter. The year-over-year growth in square footage was somewhat offset by the closure of three older, smaller stores in the first nine months of 2006. Additionally, comparable store sales growth of 1.6 percent in the third quarter contributed to the overall increase in net sales. However, comparable store sales in the third quarter were lower than the Company's guidance of 3 percent to 4 percent due to comparisons to a more challenging same-store sales growth of 6.1 percent in the third quarter of 2005, and the continued impact of new competition.

    Year-to-date 2006 net sales were $886.7 million, a 5.4 percent increase compared to $841.2 million in the same period last year. Comparable store sales in the first nine months of 2006 increased 2.3 percent, compared to an increase of 3.7 percent in last year's first nine months. Due to the year-to-date same-store sales performance, the Company has revised its full-year 2006 comparable store sales guidance to a range of 2.0 percent to 2.5 percent.

    Net income for the third quarter of 2006 was $3.1 million, or $0.10 per diluted share, a significant increase, compared with net income of $82,000, or $0.00 per diluted share in the same period last year. Higher sales, continued improvements in gross margin and a 70-basis-point reduction in direct store expenses resulted in a 100-basis-point improvement in store contribution and drove the year-over-year increase in net income. Net income in the year-to-date period was $10.9 million, or $0.36 per diluted share, compared to a net loss of $148,000, or $0.01 per diluted share in the first nine months of 2005.

    The Company now expects full-year 2006 diluted earnings per share to be in the range of $0.24 to $0.27, which includes previously announced charges to be recorded in the fourth quarter, specifically, $3.7 million in severance charges relating to former CEO Perry Odak's October 19, 2006 resignation, and $0.9 million in charges relating to an agreement to terminate the lease of a store not yet opened in Chandler, Ariz. Excluding these charges, diluted earnings per share for the full year 2006 would be in the range of $0.39 to $0.42, compared to $0.11 for the full year 2005.

    Net income in the third quarter of 2006 was adversely affected by approximately $0.6 million pre-tax, or $0.02 per diluted share, in restructuring charges and accelerated depreciation for closed facilities, and store flood-related losses. Net income in the third quarter of 2005 was negatively affected approximately $0.3 million, or $0.01 per share for Hurricane Katrina losses and restructuring-related charges. Net income in the first nine months of 2006 was negatively impacted by approximately $2.7 million, or $0.09 per diluted share in restructuring charges for the closure and relocation of facilities, and flood-related losses. Net income in the first nine months of 2005 was negatively impacted by approximately $4.4 million or $0.15 per diluted share, in restructuring charges and accelerated depreciation for closed facilities, as well as professional fees relating to the Company's 2005 lease restatement and the refinancing of the Company's credit facility.

    Adjusted EBITDA in the third quarter of 2006 was up 43.4 percent to $11.9 million compared to $8.3 million in the prior year third quarter (please refer to the attached reconciliation of non-GAAP Financial Information schedule). Adjusted EBITDA in the first nine months of 2006 was $39.0 million, up 36.8 percent compared with $28.5 million in the year-to-date period in 2005. The Company now expects Adjusted EBITDA for the full year 2006 to be in the range of $46.8 million to $48.3 million, which includes the previously mentioned $3.7 million in severance charges to be recorded in the fourth quarter. Excluding these charges, EBITDA for the full year 2006 is expected to be at the lower end of the Company's previous guidance of $50.5 million to $52 million, compared to $41.6 million for the full year 2005.

    Wild Oats Markets reported gross profit of $85.7 million in the third quarter of 2006, a 6.2 percent increase compared with $80.7 million in the third quarter of 2005. As a percent of sales, gross profit improved by 40 basis points to 29.4 percent in the third quarter of 2006 compared with 29.0 percent in the third quarter last year. The improvement in gross margin is largely due to continued strength in higher margin product categories and continued improvements in supply chain efficiencies, which were somewhat offset by higher fuel costs. In sequential quarters, gross margin declined from 30.2 percent in the second quarter of 2006 to 29.4 percent in the third quarter. This was primarily due to achieving lower-than-expected produce margins due to excessive shrink of soft fruit during the peak summer months. For the first nine months of 2006, Wild Oats generated a 9.5 percent increase in gross profit to $266.7 million, or 30.1 percent of sales, compared with $243.6 million, or 29.0 percent of sales, in the comparable period last year. The Company remains on track to achieve a gross margin of 30 percent for the full year 2006.

    Direct store expenses in the third quarter of 2006 were $68.7 million, or
23.5 percent of sales, compared with $67.5 million, or 24.2 percent of sales, in the third quarter of 2005. This 70-basis-point improvement in direct store expenses as a percent of sales is primarily due to the Company's ability to leverage payroll against higher sales, as well as savings in benefits expenses from a reduction in insurance costs. In the first nine months of 2006, direct store expenses were $208.5 million, or 23.5 percent of sales, compared with $199.4 million, or 23.7 percent of sales, in the first nine months of 2005.

    Improved gross margins and better direct store expense leverage in the third quarter of 2006 resulted in a 100-basis-point improvement in store contribution to $17.0 million, or 5.8 percent of sales, compared with $13.2 million, or 4.8 percent of sales, in last year's third quarter. Store contribution in the first nine months of 2006 was $58.2 million, or 6.6 percent of sales, a 31.7 percent increase, compared with $44.2 million, or 5.3 percent of sales, in the same period last year.

    Selling, general and administrative (SG&A) expenses in the third quarter of 2006 were $10.9 million, or 3.7 percent of sales, a 2.7 percent reduction compared with $11.2 million, or 4.0 percent of sales, in the prior year third quarter. SG&A in the third quarter of this year improved primarily due to a lower bonus accrual relative to the third quarter of 2005, which was partially offset by higher stock option expenses. SG&A expenses in the first nine months of 2006 were $37.2 million, or 4.2 percent of sales, compared with $32.7 million, or 3.9 percent of sales in the same period last year.

    Net cash provided by operating activities year-to-date increased by $10.3 million to $35.6 million, compared with $25.3 million in the first nine months of 2005. Capital expenditures were $29.4 million in the first nine months of 2006, compared to $19.2 million in the same period last year. The increase in capital expenditures year-to-date is the result of the Company having a greater number of new stores and major remodels in development relative to last year. The Company expects full-year capital expenditures to be in the $55.0 million to $60.0 million range, net of landlord contributions.

    Business Developments

    As announced last week, Wild Oats Markets has developed an alliance with a leading regional food retail chain, Price Chopper Supermarkets, to introduce its private label line of premium quality natural and organic products in their retail locations. Price Chopper plans to offer the Wild Oats branded products in all 115 of its stores located in six Northeastern states. The Company also finalized a similar agreement with another leading regional food retail chain in the Northeast, Pathmark Stores. Pathmark will offer approximately 200 Wild Oats specialty branded products in 122 of its store locations, beginning in December 2006. The Wild Oats line of branded products incorporates the highest quality ingredients and attractive packaging that features information about the benefits of natural and organic foods, thereby providing a strategic solution for retailers to incorporate a full suite of natural and organic products into their stores under one trusted brand name. In addition to its strong growth within the Wild Oats stores, the Wild Oats line of branded products has received significant interest from retailers in the U.S. and internationally, providing an exciting opportunity to further strengthen the Wild Oats brand as a leader in natural, organic and specialty foods.

    Wild Oats Markets opened a new prototype Capers Community Market in Vancouver, B.C. in July 2006, which is the fourth Capers store in the Vancouver market. It was a record grand opening for the Capers chain in its 21-year history. Thus far in the fourth quarter, the Company also opened a new Henry's store in Oceanside, Calif., and tomorrow will open another new Henry's store in La Quinta, Calif. Wild Oats expects to open two more stores in the remainder of 2006, bringing the total number of stores opened this year to seven. Previously the Company had estimated it would open up to 10 new stores in 2006; however, one lease for a new Henry's store in Chandler, Ariz. was terminated, as announced on Oct. 19, 2006, and the Company's plans to open a new store in Naples, Fla. is now scheduled for January 2007 due to construction delays caused by last year's hurricanes. Currently Wild Oats has 21 leases or letters of intent signed for new stores opening in the remainder of this year, 2007 and 2008. The Company also completed the major remodeling of two stores in the third quarter and expects to complete the major remodeling of one more store in the fourth quarter, bringing the total number of major remodels to four for the full year 2006.

    As announced on Oct. 25, 2006, the Wild Oats Markets Board of Directors has named Chairman Gregory Mays as the Company's interim Chief Executive Officer following the resignation of Perry Odak. Mr. Mays, who will remain Chairman of the Board, has assumed the duties of CEO on an interim basis while the Company searches for a permanent replacement. Mr. Odak resigned after the Company and he were unable to reach agreement on the terms of a new or modified employment agreement. Mr. Mays, who joined the Wild Oats Board in July 2006, brings 33 years of retail grocery experience to Wild Oats Markets with previous senior-level executive positions at leading food retail companies, including:
Ralphs Grocery Company, Food 4 Less Supermarkets and Alpha-Beta Stores.

    "The Board and I are aligned in our goal to ensure that the focus for Wild Oats Markets will be to achieve more aggressive growth -- both through new store development and through a strong focus on improving comparable store sales growth," said Mr. Mays, Chairman of the Board and CEO of Wild Oats Markets. "We will ensure that the merchandising selection, quality, in-store experience and marketing efforts employed by the Company are working together to ultimately achieve same-store sales growth that is consistent with the robust growth in the natural products industry."

    "We have initiated a search for a permanent CEO and expect to fill this integral position as rapidly as we can, while ensuring that our search is diligent and that we identify the best candidate for the job," said Mr. Mays. "This person will have to be a strong leader with a keen understanding of the natural and organic foods lifestyle and culture of Wild Oats Markets. At the same time, we want to find someone who is an excellent operator with a proven track record of growing same-store sales to round out the superb management team at Wild Oats."

    The Company has also strengthened its management team with the addition of Roger Davidson as Senior Vice President of Merchandising and Marketing. As previously announced, Mr. Davidson has more than 37 years of operations and management experience in the food retail industry. Most recently, he was Senior Vice President and Chief Operating Officer for Supervalu's $7 billion retail food division. He spent most of his career at the H.E. Butt Grocery Company, a leading regional grocery chain in Texas, where he held a number of senior-level positions in marketing, merchandising, procurement and operations.

    Company management will host a conference call and webcast with financial analysts and investors on Tuesday, November 7, 2006 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss financial results for the third quarter and first nine months ended September 30, 2006. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats third quarter earnings conference call" or reference conference ID number 8223214 to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com. A replay of the conference call will be available until midnight on November 14, 2006 by dialing (800) 642-1687, domestically, or (706) 645-9291 from outside the U.S. and referencing the conference ID number listed above. The conference call will also be archived on the Company's website.

    About Wild Oats

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.1 billion in annual sales, the Company currently operates 114 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Markets, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

    Risk Factors and Uncertainties

    This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such stores; the amount of capital expenditures required to open or remodel stores; expected future comparable store sales, revenues and earnings per share, future financial measures and prospects for favorable growth and performance, and the Company's ability, within a reasonable time period, to identify and hire a chief executive officer with the vision and ability to continue the Company's growth.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the Company's ability to execute, the results of merchandising and marketing programs, the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company's quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)

                                                            THREE MONTHS ENDED
                                           ----------------------------------------------------
                                                September 30,                 October 1,
                                                     2006                        2005
                                           ------------------------    ------------------------
Sales                                      $  291,804         100.0%   $  278,522         100.0%
Cost of goods sold and occupancy
 costs                                        206,131          70.6%      197,785          71.0%
                                           ----------    ----------    ----------    ----------
       Gross profit                            85,673          29.4%       80,737          29.0%

Direct store expenses                          68,709          23.5%       67,495          24.2%
                                           ----------    ----------    ----------    ----------
       Store contribution                      16,964           5.8%       13,242           4.8%

   Selling, general, and
    administrative expenses                    10,870           3.7%       11,235           4.0%
   Loss on disposal of assets, net                 19           0.0%           43           0.0%
   Pre-opening expenses                         1,441           0.5%          325           0.1%
   Restructuring and asset
    impairment charges, net                       260           0.1%           51           0.0%
                                           ----------    ----------    ----------    ----------
       Income from operations                   4,374           1.5%        1,588           0.6%

Loss on early extinguishment of
 debt                                              --           0.0%           --           0.0%
Interest income                                   667           0.2%          451           0.2%
Interest expense                               (1,865)         -0.6%       (1,784)         -0.6%
                                           ----------    ----------    ----------    ----------
           Income before income
            taxes                               3,176           1.1%          255           0.1%
           Income tax expense                      68           0.0%          173           0.1%
                                           ----------    ----------    ----------    ----------
              Net income (loss)            $    3,108           1.1%   $       82           0.0%
                                           ==========    ==========    ==========    ==========
Basic net income (loss) per
 common share                              $     0.11                  $     0.00
                                           ==========                  ==========
Weighted-average number of
   common shares outstanding                   29,521                      28,928
                                           ==========                  ==========
Diluted net income (loss) per
 common share                              $     0.10                  $     0.00
                                           ==========                  ==========
Weighted-average number of
   common shares outstanding,
    assuming dilution                          30,155                      29,694
                                           ==========                  ==========

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)

                                                             NINE MONTHS ENDED
                                           -----------------------------------------------------
                                                 September 30,                 October 1,
                                                     2006                         2005
                                           ------------------------    -------------------------
Sales                                      $  886,722         100.0%    $  841,209         100.0%
Cost of goods sold and occupancy
 costs                                        619,992          69.9%       597,657          71.0%
                                           ----------    ----------     ----------    ----------
       Gross profit                           266,730          30.1%       243,552          29.0%

Direct store expenses                         208,481          23.5%       199,375          23.7%
                                           ----------    ----------     ----------    ----------
       Store contribution                      58,249           6.6%        44,177           5.3%

   Selling, general, and
    administrative expenses                    37,163           4.2%        32,691           3.9%
   Loss on disposal of assets, net                186           0.0%            87           0.0%
   Pre-opening expenses                         3,692           0.4%         3,022           0.4%
   Restructuring and asset
    impairment charges, net                     2,225           0.3%         2,511           0.3%
                                           ----------    ----------     ----------    ----------
       Income from operations                  14,983           1.7%         5,866           0.7%

Loss on early extinguishment of
 debt                                              --           0.0%          (559)         -0.1%
Interest income                                 1,955           0.2%         1,136           0.1%
Interest expense                               (5,555)         -0.6%        (6,095)         -0.7%
                                           ----------    ----------     ----------    ----------
           Income before income
            taxes                              11,383           1.3%           348           0.0%
           Income tax expense                     520           0.1%           496           0.1%
                                           ----------    ----------     ----------    ----------
              Net income (loss)            $   10,863           1.2%    $     (148)          0.0%
                                           ==========    ==========     ==========    ==========

Basic net income (loss) per
 common share                              $     0.37                   $    (0.01)
                                           ==========                   ==========

  Weighted-average number of
   common shares outstanding                   29,250                       28,717
                                           ==========                   ==========

Diluted net income (loss) per
 common share                              $     0.36                   $    (0.01)
                                           ==========                   ==========
Weighted-average number of
   common shares outstanding,
    assuming dilution                          30,021                       28,717
                                           ==========                   ==========

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

                                                 September 30,     December 31,
                                                     2006             2005
                                                 -------------    -------------
                                                  (unaudited)
ASSETS

Current Assets:
  Cash and cash equivalents                      $      32,088    $      35,250
  Short-term investments                                33,000           14,522
  Inventories (net of reserves of
   $1,065 and $960, respectively)                       68,664           63,056
  Accounts receivable ( net of
   allowance for doubtful accounts
   of $287 and $190, respectively)                       5,940            4,006
  Prepaid expenses and other current
   assets                                                6,923            5,962
                                                 -------------    -------------
       Total current assets                            146,615          122,796

Property and equipment, net                            188,948          178,867
Goodwill, net                                          105,124          105,124
Other intangible assets, net                             5,836            6,122
Deposits and other assets                                5,512            5,897
Deferred tax asset                                          21               64
                                                 -------------    -------------
       Total assets                              $     452,056    $     418,870
                                                 =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                               $      60,038    $      56,078
  Book overdraft                                        23,000           23,351
  Accrued liabilities                                   56,936           53,354
  Current portion of debt, capital
   leases, and financing obligations                       529              614
  Deferred tax liabilities                                  --               --
                                                 -------------    -------------
       Total current liabilities                       140,503          133,397

Long-term debt, capital leases and
 financing obligations                                 147,875          148,181
Other long-term obligations                             31,291           27,750
                                                 -------------    -------------
       Total liabilities                               319,669          309,328
                                                 -------------    -------------

Stockholders' equity:
  Preferred stock, $.001 par value;
   5,000,000 shares authorized; no
   shares issued and outstanding                            --               --
  Common stock; $0.001 par value;
   60,000,000 shares authorized,
   32,151,377 and 31,036,834 shares
   issued; 29,492,114 and 29,059,034
   outstanding, respectively                                32               31
  Treasury stock, at cost: 2,659,263
   and 1,977,800 shares, respectively                  (37,181)         (24,999)
  Additional paid-in capital                           238,301          226,645
  Note receivable, related party                            --          (12,051)
  Accumulated deficit                                  (70,461)         (81,324)
  Accumulated other comprehensive
   income                                                1,696            1,240
                                                 -------------    -------------
       Total stockholders' equity                      132,387          109,542
                                                 -------------    -------------
       Total liabilities and stockholders'
        equity                                   $     452,056    $     418,870
                                                 =============    =============

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

                                                       NINE MONTHS ENDED
                                                 ------------------------------
                                                 September 30,      October 1,
                                                      2006             2005
                                                 -------------    -------------
Cash Flows From Operating Activities:
  Net income (loss)                              $      10,863    $        (148)
Adjustments to reconcile net loss to
 net cash
  provided by operating activities:
    Depreciation and amortization                       19,525           19,635
    Loss on disposal of property and equipment             206               87
    Deferred tax expense                                    46              223
    Restructuring and asset impairment
     charges, net                                        2,225            2,511
    Interest on related party receivable                   (88)            (473)
    Stock-based compensation                             2,049              383
    Accretion on debt issuance costs                       466               96
    Loss on early extinguishment of debt                    --              559
  Change in assets and liabilities, net                    279            2,461
                                                 -------------    -------------

    Net cash provided by operating
     activities                                         35,571           25,334

Cash Flows From Investing Activities:
  Capital expenditures                                 (29,438)         (19,182)
  Purchase of short-term investments                  (167,905)              --
  Proceeds from the sale of
   short-term investments                              149,424           11,122
  Proceeds from sale of property and
   equipment                                                16               58
                                                 -------------    -------------
    Net cash used in investing activities              (47,903)          (8,002)

Cash Flows From Financing Activities:
  Net decrease in book overdraft                          (351)          (1,597)
  Purchase of treasury stock                               (43)              --
  Repayments on notes payable,
   long-term debt and capitalized leases                  (391)            (156)
  Proceeds from issuance of common
   stock, net                                            9,608            4,863
                                                 -------------    -------------
    Net cash provided by financing
     activities                                          8,823            3,110

Effect of exchange rate changes on cash                    347              260
                                                 -------------    -------------
Net (decrease) increase in cash and
 cash equivalents                                       (3,162)          20,702
Cash and cash equivalents at beginning of
 period                                                 35,250           30,671
                                                 -------------    -------------
Cash and cash equivalents at end of
 period                                          $      32,088    $      51,373
                                                 =============    =============

SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

    Equipment acquired through capital
     lease                                       $          --    $         278
                                                 =============    =============

WILD OATS MARKETS, INC.
RECONCILIATION OF NON GAAP FINANCIAL INFORMATION
(in thousands)
(unaudited)

                         THREE MONTHS ENDED              NINE MONTHS ENDED
                     ---------------------------    ---------------------------
                     September 30,    October 1,    September 30,    October 1,
                         2006            2005           2006            2005
                     -------------    ----------    -------------    ----------
Net income (loss)    $       3,108    $       82    $      10,863    $     (148)
Interest expense,
 net of interest
 income                      1,198         1,333            3,600         4,959
Income tax expense              68           173              520           496
Depreciation and
 amortization                6,468         6,517           19,525        19,635
                     -------------    ----------    -------------    ----------
     EBITDA                 10,842         8,105           34,508        24,942
Loss on early
 extinguishment of
 debt                           --            --               --           559
Loss on asset
 disposals, net                 19            43              186            87
Stock-based
 compensation                  760           139            2,049           383
Restructuring and
 asset impairment
 charges, net                  260            51            2,225         2,511
                     -------------    ----------    -------------    ----------
     Adjusted
      EBITDA         $      11,881    $    8,338    $      38,968    $   28,482
                     -------------    ----------    -------------    ----------
EBITDA as a
 percent
 of sales                      3.7%          2.9%             3.9%          3.0%
                     -------------    ----------    -------------    ----------
Adjusted EBITDA
 as a percent
 of sales                      4.1%          3.0%             4.4%          3.4%
                     -------------    ----------    -------------    ----------

Certain prior period information has been reclassified to conform to the current presentation.

SOURCE  Wild Oats Markets, Inc.
    -0-                             11/07/2006
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com/
    (OATS)